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                                                                    EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        BRISTOL TECHNOLOGY SYSTEMS, INC.

                                   ("BRISTOL")

                           BRISTOL MERGER CORPORATION

                                  ("PURCHASER")

              MICHAEL POLLASTRO, JOHN POLLASTRO AND GARY POLLASTRO

                                ("SHAREHOLDERS")

                                       AND

                        AUTOMATED REGISTER SYSTEMS, INC.

                                   ("COMPANY")


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                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of December 12, 1996, by and among BRISTOL TECHNOLOGY SYSTEMS, INC., a Delaware corporation ("Bristol"); BRISTOL MERGER CORPORATION, a Delaware corporation ("Purchaser"); MICHAEL J. POLLASTRO, JOHN E. POLLASTRO and GARY T. POLLASTRO (each a "Shareholder", and collectively the "Shareholders"); and AUTOMATED REGISTER SYSTEMS, INC., a Washington corporation ("Company").

                                    RECITALS

      A. Bristol owns all of the issued and outstanding capital stock of Purchaser.

      B. The Shareholders own all of the issued and outstanding capital stock of Company.

      C. This Agreement contemplates a forward subsidiary merger of Company with and into Purchaser in a tax free reorganization pursuant to Code Section 368(a)(2)(D), whereby the Shareholders shall exchange all of their shares of capital stock of Company (the "Company Shares") for cash, subject to adjustment, and shares of non-registered, restricted Common Stock of Bristol (the "Restricted Stock").

      D. The parties hereto expect that the merger will further certain of their business objectives, including, without limitation, increased market share, reduced administrative costs and volume efficiencies.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto do hereby agree as follows:




                                    ARTICLE 0
                               CERTAIN DEFINITIONS
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      "Approval" has the meaning set forth in Section 2.5(d).

      "Audited Closing Income Statement" has the meaning set forth in Section
1.5.

      "Audited Closing Balance Sheet" has the meaning set forth in Section
1.5.

      "Audited Inventory Value" has the meaning set forth in Section 1.7.

      "Book Value" has the meaning set forth in Section 1.7.

      "Certificates" has the meaning set forth in Section 1.1.

      "Class I Inventory" and "Class II Inventory" have the meanings set forth in Section 2.4(c).

      "Closing Balance Sheet" has the meaning set forth in Section 1.5.

      "Closing Date" has the meaning set forth in Section 1.1.

      "Closing Income Statement" has the meaning set forth in Section 1.5.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Shares" has the meaning set forth in Recital C.

      "Confidential Information" means any information concerning the business and affairs of Company that is not already generally available to the public.

      "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

      "Effective Time" has the meaning set forth in Section 1.1.


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      "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan;
(ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (iii) Employee Welfare Benefit Plan or fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Encumbrance" means any mortgage, pledge, lien, encumbrance, security interest, charge, option, or other adverse interest, other than (i) mechanic', materialmen's, and similar liens; (ii) liens for Taxes not yet due and payable or for Taxes that Company is contesting in good faith through appropriate proceedings; (iii) purchase money liens and liens securing rental payments under capital lease arrangements; and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Account" has the meaning set forth in Section 1.2.

      "Escrow Agent" has the meaning set forth in Section 1.2.

      "Escrow Agreement" has the meaning set forth in Section 1.2.

      "Financial Statements" has the meaning set forth in Section 2.3(a).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.


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      "Hazardous Substances" has the meaning set for in Section 2.5(d).

      "Knowledge" means that the Shareholders are actually or reasonably should be aware of the fact or matter in question after a reasonable investigation concerning the existence of such fact or other matter.

      "Leased Premises" has the meaning set forth in Section 2.4(a).

      "Leases" has the meaning set forth in Section 2.4(a).

      "Liability" means any debt, claim, loss, liability, damage judgment, fine, penalty, cost, expense or other obligation of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, or due or to become due, including any Liability for Taxes.

      "Materially Adverse Effect" means a materially adverse effect on the business, financial condition, results of operation, prospects, customers, suppliers, employee relations, assets or properties of Company.

      "Merger" has the meaning set forth in Section 1.1.

      "Net Worth" means the difference between (i) the audited aggregate book value of the assets of Company, and (ii) the audited aggregate book value of the liabilities of Company as reflected on the Audited Closing Balance Sheet, provided, that in determining Net Worth for purposes of the Audited Closing Balance Sheet, Ernst & Young, LLP may (i) make reasonable adjustment to or establish reasonable reserves for uncollectible accounts receivable, (ii) adjust the book value of Company's inventory to account for under-or over-valued inventory, as the case may be; and/or (iii) make any other adjustments that the auditors deem necessary or appropriate in order to state the Closing Balance Sheet in accordance with GAAP.

      "Net Worth Deficiency" has the meaning set forth in Section 1.5(a)(1).


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      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Personal Property" has the meaning set forth in Section 2.4(b).

      "Post-Closing" has the meaning set forth in Section 1.4.

      "Post-Closing Date" has the meaning set forth in Section 1.4.

      "Pre-Tax Earnings" means audited earnings before income taxes as reflected on the Audited Closing Income Statement, provided, that in determining Pre-Tax Earnings for purposes of the Audited Closing Income Statement, Ernst & Young, LLP may make any adjustments that such accountants deem necessary or appropriate in order to the state the Audited Closing Balance Sheet in accordance with GAAP.

      "Pre-Tax Earnings Deficiency" has the meaning set forth in Section 1.5(a)(2).

      "Restricted Shares" has the meaning set forth in Section 1.2.

      "Restricted Stock" has the meaning set forth in Recital C.

      "Surviving Corporation" has the meaning set forth in Section 1.1.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty or assessment of any


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kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                    ARTICLE 1
                              THE BASIC TRANSACTION

      1.1 The Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into the Purchaser (the "Merger") on December 31, 1996 (the "Closing Date"), at such time (the "Effective Time") as the Purchaser and the Company file Certificates of Merger (the "Certificates") with the Secretary of State of the States of Delaware and Washington, substantially in the form of Exhibits "A" and "B" hereto. The Purchaser shall be the corporation surviving the Merger (the "Surviving Corporation").

      1.2 Actions Taken on or Prior to the Closing Date. On or prior to the Closing Date, the parties hereto shall make their respective delivery obligations set forth in Article 6, below. If the conditions to close set forth in Article 5 are satisfied, then the Certificates shall be filed in accordance with Section 1.1. Immediately thereafter and on the Closing Date (i) Purchaser shall deposit with Smith, Silbar, Duffy, Parker & Woffinden, LLP (the "Escrow Agent") One Million Twenty-Five Thousand Twenty-Three Dollars ($1,025,023) in immediately available funds; and (ii) Bristol shall deposit with the Escrow Agent duly authorized and validly issued certificates representing Six Hundred Eighty-Three Thousand Three Hundred Forty-Nine Dollars ($683,349) worth of Restricted Stock, the exact number of shares of which (rounded down to the nearest whole number of shares) shall be determined by and based upon the December 30, 1996 closing price of Bristol's publicly traded Common Stock as reported in the Wall Street Journal (the "Restricted Shares"). Escrow Agent shall hold the cash and Restricted Shares in an escrow account (the "Escrow Account") in accordance with an Escrow Agreement substantially in the form of Exhibit "C" hereto (the "Escrow


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Agreement"); and (ii) and distribute the cash and Restricted Shares in accordance with the Escrow Agreement and Section 1.4, below.

      1.3   Effect of Merger.

            1.3.1 General. At the Effective Time, the merger shall have the effect set forth in Sections 259, 260 and 261 of the Delaware General Corporation Law. Without limiting the foregoing, the Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Purchaser or Company in order to carry out and effectuate the transactions contemplated by this Agreement.

            1.3.2 Certificate of Incorporation. The Certificate of Incorporation of Purchaser in effect at and as of the Effective Time shall remain the Certificate of Incorporation of the Surviving Corporation.

            1.3.3 By-laws. The By-laws of Purchaser in effect at and as of the Effective Time shall remain the By-laws of the Surviving Corporation.

            1.3.4 Directors and Officers. The directors and officers of Surviving Corporation at and as of the Effective Time, shall be those individuals holding such titles and positions set forth on Schedule 1.3.4 hereto. Such directors and officers shall be duly and properly appointed and/or elected by Surviving Corporation in accordance with the Delaware General Corporation Law and shall serve until such individuals are either re-elected or removed and replaced at the next annual meetings of the Surviving Corporation's Board of Directors and shareholders.

            1.3.5 Conversion of Company Shares. At and as of the Effective Time, the Company Shares owned by each Company Shareholder shall be converted into the right of such Company Shareholder to exchange his Company Shares at the Post-Closing for cash and Restricted Shares in accordance with Section 1.4, below. Upon such conversion, no Company Share shall be deemed to be outstanding or to have any rights attributed to it other than those set forth in this
Section 1.3.5. Each Company Shareholder shall deliver all


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of his Company Shares to the Escrow Agent on or before the Closing Date and such shares shall be canceled at the Post-Closing.

            1.3.6 Capital Stock of Purchaser and Bristol. Each share of capital stock of Purchaser and Bristol, including, but not limited to, each share of Restricted Stock, issued and outstanding at and as of the Effective Time shall remain issued and outstanding.

            1.3.7 Use of Company's Name. On or promptly after the Closing Date, Surviving Corporation shall take all necessary and appropriate action to change its name from Bristol Merger Corporation to Automated Retail Systems, Inc., and Company and the Shareholders expressly consent to such action and the use of such name by Surviving Corporation.

      1.4 Post-Closing. If the Certificates are filed in accordance with Section 1.1, above, then the parties hereto shall meet (the "Post Closing") at the Offices of Smith, Silbar, Duffy, Parker & Woffinden, LLP, located at 19100 Von Karman Avenue, Suite 400, Irvine, California 92715, commencing at 9:00 a.m. local time on January 6, 1997, or such other date, place or manner as the parties shall mutually agree (the "Post-Closing Date"). At the Post-Closing, the Escrow Agent shall deliver to the Shareholders from the Escrow Account (i) Eight Hundred Twenty-Five Thousand Twenty Three Dollars ($825,023) in immediately available funds; and (ii) Five Hundred Sixty Three Thousand Three Hundred Forty-Nine Dollars ($563,349) worth of Restricted Shares. The cash and Restricted shares so delivered shall be allocated among the Shareholders in accordance with Schedule 1.4 hereto.

      1.5 Adjustments. Commencing immediately after the Closing Date, Surviving Corporation shall prepare a balance sheet (the "Closing Balance Sheet") and an income statement (the "Closing Income Statement") for Company for the fiscal year ending December 31, 1996. Ernst & Young, LLP shall audit in accordance with GAAP the Closing Balance Sheet (the "Audited Closing Balance Sheet") and the Closing Income Statement (the "Audited Closing Income Statement"). Upon completion of the Audited Closing Balance Sheet and the


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Audited Closing Income Statement, Surviving Corporation shall deliver written instructions to the Escrow Agent to:

            (a) Subject to subparagraphs (1), (2) and (b), below, deliver to the Shareholders (allocated among the Shareholders in accordance with Schedule 1.4) Two Hundred Thousand Dollars ($200,000) in cash and One Hundred Twenty Thousand Dollars ($120,000) worth of Restricted Shares.

                  (1) If the Net Worth of Company as stated on the Audited Closing Balance Sheet is less than Six Hundred Forty-Four Thousand Dollars ($644,000) (the "Net Worth Deficiency"), then, at the absolute and sole discretion of Bristol, (i) the Shareholders shall immediately pay to Surviving Corporation the amount of the Net Worth Deficiency in immediately available funds; or (ii) the cash otherwise due the Shareholders under Section 1.5(a), above, shall be reduced, on a dollar for dollar basis, by the amount of the Net Worth Deficiency; and

                  (2) If the Pre-Tax Earnings of Company as stated in the Audited Closing Income Statement is less than Three Hundred Ninety Thousand Dollars ($390,000) (the "Pre-Tax Earnings Deficiency"), then the cash and Restricted Shares otherwise due the Shareholders under Section 1.5(a), above, shall be reduced (in the ratio of sixty percent (60%) cash and forty percent (40%) Restricted Shares) by the product of (i) the amount of the Pre-Tax Earnings Deficiency, times (ii) five (5).

            (b) The amount of the cash reductions made pursuant to subparagraphs
(1) and (2), above, if any, shall be paid by the Escrow Agent to Surviving Corporation and the number of Restricted Shares reduced pursuant to subparagraph
(2), above, if any, shall be delivered by the Escrow Agent to Bristol.

      1.6 Additional Adjustments. If the cash adjustments made pursuant to
Section 1.5(a)(1) and (2), above, exceed Two Hundred Thousand Dollars ($200,000), then Bristol and Surviving Corporation shall have the right to offset the difference, on a dollar for dollar basis, against future payments due the Shareholders from the Surviving Corporation, under the salary and bonus provisions set forth


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in the Employment Agreements described in Section 6.2, below.

      1.7 Right to Purchase Inventory. If (i) there is a Net Worth Deficiency;
(ii) the Net Worth Deficiency is paid by the Shareholders pursuant to Section 1.5(a)(1)(i) or (ii), above; and (iii) an item of inventory is valued on the Audited Closing Balance Sheet (the "Audited Inventory Value") in an amount less than the book value of such item of inventory as stated on the Closing Balance Sheet, then the Shareholders may, within thirty (30) days of the completion of the Audited Closing Balance Sheet, purchase such item of inventory from Surviving Corporation in cash at its Audited Inventory Value and sell such item of inventory for their own account and the noncompetition provisions of the Employment Agreements, described in Section 6.2, below, shall not apply to such sales activities. The Shareholders' right to purchase inventory pursuant to this
Section 1.7 is subject to the prior written approval of the Board of Directors of Surviving Corporation, which approval may be granted or denied in the Board's absolute and sole discretion; provided, however, that if the Board denies such request, then such item of inventory shall, for purposes of the adjustments set forth in Section 1.5(a)(1), above, be stated on the Audited Closing Balance Sheet at book value as stated on the Closing Balance Sheet.

      1.8 Right to Purchase Accounts Receivable. If (i) there is a Net Worth Deficiency; (ii) the Net Worth Deficiency is paid by the Shareholders pursuant to Section 1.5(a)(1)(i) or (ii), above; and (iii) an account receivable is valued on the Audited Closing Balance Sheet (the "Audited A/R Value") in an amount less than the book value of such account receivable as stated on the Closing Balance Sheet, then the Shareholders shall purchase such account receivable at its Audited A/R Value on the ninetieth (90th) day following closing; provided, however, if the Surviving Corporation shall realize more than the Audited A/R Value for any such account within such ninety (90) day period, the Shareholders shall be entitled to receive from the Surviving Corporation the full sum of such excess.


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                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                         OF COMPANY AND THE SHAREHOLDERS

      Company and the Shareholders represent and warrant to, and agree with, Bristol, Purchaser and Surviving Corporation that (except for changes contemplated by this Agreement), each of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (each such statement to be made again by Company and the Shareholders on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 2):

      2.1   Organization and Authority.

            (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties, and is duly qualified to do business as a foreign corporation in each jurisdiction where its business makes such qualification necessary. Company and each of the Shareholders the requisite power to enter into this Agreement and to carry out their respective obligations hereunder.

            (b) The copies of the Certificate of Incorporation and the By-laws of Company which have been heretofore made available to Purchaser and Bristol, are true copies of such instruments as amended to date, and such instruments are in full force and effect. The stock certificates, transfer books and minute books of Company heretofore made available to Purchaser and Bristol are true and complete and constitute all of the stock certificates, transfer books and minute books of Company.

            (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Company's Board of Directors and the Shareholders, and no other proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid


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and binding obligation of Company and the Shareholders enforceable in accordance with its terms except as enforcement may be limited to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            (d) Except as disclosed in Schedule 2.1(d) attached hereto, there are no persons or entities of any kind in which Company owns, directly or indirectly, any shares of capital stock, or any partnership, membership, joint venture or equitable or similar interest.

            (e) Except as set forth on Schedule 2.1(e)(1) attached hereto, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery by Company or any of the Shareholders of this Agreement and the consummation by Company and the Shareholders of the transactions contemplated hereby. Except as set forth on
Schedule 2.1(e)(2) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the Certificate of Incorporation or By-laws of Company; (ii) violate any law, order, judgment or decree to which any of Company's properties or assets are bound; (iii) violate or constitute a default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of Company under, any agreement or instrument to which Company is a party or by which any part of Company's properties or assets is bound; or (iv) result in the acceleration of the maturity of any debt or obligation of Company or in the creation or imposition of any Encumbrance upon any of the property or assets of Company.

      2.2 Capitalization. The authorized capital stock of the Company consists of five hundred (500) shares of common stock, $100 par value per share, of which the number of issued shares which are issued and outstanding are listed on


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Schedule 2.2 attached hereto. All outstanding capital stock of Company was duly authorized and validly issued, and is fully paid and nonassessable. Company does not have outstanding, and is not bound by, any option, warrant or other right, call or commitment to issue, or any obligation or commitment to purchase, any of its capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Each of the Shareholders (i) is the sole legal and beneficial owner of that number of Company Shares set forth opposite such Company Shareholder's name on Schedule 2.2(1) hereto; (ii) is in possession of the certificates representing such shares; (iii) owns such shares free and clear of all Encumbrances with respect thereto; and (iv) has the full power, authority and right to exchange, surrender and cancel such shares in accordance with this Agreement and to perform his obligations hereunder with respect to the exchange, surrender and cancellation of such shares. Except as set forth on Schedule 2.2(2) attached hereto, there are no buy-sell agreements, shareholders' agreements or similar agreements relating to any of the shares of the capital stock of Company.

      2.3   Financial Matters.

            (a) Attached hereto as Schedule 2.3(a)(1) are the unaudited balance sheets of Company at December 31, 1993, at December 31, 1994, at December 31, 1995, and at October 31, 1996, the related statements of income, shareholders' equity and cash flows for the annual and 10-month period then ended, respectively, and the related notes to such financial statements (all of such financial statements and notes being hereinafter referred to as the "Financial Statements"). Except as set forth in Schedule 2.3(a)(2) attached hereto, the Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; (ii) present fairly and accurately the financial condition of Company as of such dates and the results of operations of Company for such periods; and (iii) are correct and complete, and are consistent with the books and records of Company (which books and records are correct and complete).

            (b) The Net Worth of Company as reflected on the Audited Closing Balance Sheet shall not be less than Six Hundred Forty-Four Thousand Dollars ($644,000); provided;


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however, that if the Net Worth as so reflected is less than such amount, then
Purchaser's and Bristol's only remedies for such breach shall be as provided in
Section 1.5 and 1.6, above.

            (c) The Pre-Tax Earnings of Company as reflected on the Audited Closing Income Statement shall not be less than Three Hundred Ninety Thousand Dollars ($390,000); provided; however, that if the Pre-Tax Earnings as so reflected is less than such amount, then Purchaser's and Bristol's only remedies for such breach shall be as provided in Section 1.5 and 1.6, above.

            (d) Company does not have any Liability, other than those which (i) are set forth in the Financial Statements; (ii) have been specifically disclosed in the Schedules hereto by reference to the specific Section of this Agreement to which such disclosure relates; (iii) have been incurred since the date of the most recent Financial Statements in the Ordinary Course of Business in amounts and on terms consistent, individually and in the aggregate, with Company's past practice; or (vi) are expressly contemplated by this Agreement.

            (e) Since the date of the most recent Financial Statements, (i) Company has operated its businesses only in the Ordinary Course of Business;
(ii) except as set forth on Schedule 2.3(e)(ii), there has not occurred any event, condition or circumstance that has had or is likely to have a Materially Adverse Effect on Company; (iii) Company has not issued or sold, or contracted to sell, any of its capital stock, notes, bonds or other securities, or any option to purchase the same, or entered into any agreement with respect thereto;
(iv) Company has not incurred any property damage, destruction or similar loss in an aggregate amount exceeding Five Thousand Dollars ($5,000) whether or not covered by insurance; (v) Company has not suffered any loss or any prospective loss, of any significant supplier, distributor, licenser, contractor or customer or altered any contractual arrangement with any such supplier, distributor, licenser, contractor or customer; (vi) except as set forth on Schedule 2.3(e)(vi), Company has not incurred any


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Liability, made any expenditure, sold any assets or properties; except in each case in the Ordinary Course of Business, consistent with past practices and at arms-length; (vii) except as set forth on Schedule 2.3(e)(vii), there has been no declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company, and Company has not redeemed, repurchased or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement to do so; (viii) except as disclosed on Schedule 2.3(e)(viii) attached hereto, Company has not made any prepayments on any of its Liabilities, securities or other obligations, other than trade payables in the Ordinary Course of Business; (ix) except as disclosed on Schedule 2.3(d)(ix) attached hereto and except for increases in the Ordinary Course of Business, there has not been any increase in the rate of compensation payable or to become payable to any of Company's officers or employees or any increase in the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan, or any arrangements theretofore made for or with any of such officers or employees; (x) Company has not adopted or amended any benefit plan, agreement, trust, fund or other arrangement for the benefit of employees except as required by Tax laws; and (xi) except as required by applicable law, there has been no change in any accounting principle, procedure or practice followed by Company or in the method of applying such principle, procedure or practice

            (f) Attached as Schedule 2.3(f) is a list containing all compensation, of any nature, paid or to be paid to each Shareholder by Company in fiscal year 1996.

      2.4   Assets.

            (a) Company does not own any real property. Schedule 2.4(a) attached hereto contains a list of all real property leased by Company (the "Leased Premises"), together with copies of each of the leases (the "Leases"), including the name of the landlord or sublandlord, a description of the Leased Premises, the commencement and expiration dates of the current term, the security deposited by Company with the landlord or sublandlord, if any, and the monthly rental (including all base rent and all additional rents). Each Lease is in full force and effect and has not been assigned,


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modified, supplemented or amended, and neither Company nor the landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstance or state of facts exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease. Surviving Corporation's rental rate under its Lease Agreement with Pollastro Properties, as described in Section 6.2, below, for its primary office facility is at fair market value.

            (b) Schedule 2.4(b) attached hereto contains a list of all personal property (other than inventory and other than items with a book value of less than $10,000) ("Personal Property") and real property improvements (including fixtures but excluding items with a book value of less than $10,000) owned by Company. All Personal Property and real property improvements of Company are in good condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, and such Personal Property and real property improvements are not in need of maintenance or repair except for routine maintenance and repair and as otherwise disclosed on Schedule 2.4(b).

            (c) The inventory of Company is comprised of two types: (i) inventory held for sale to customers ("Class I Inventory"), which inventory is identified on Schedule 2.4(c)(i) attached hereto; and (ii) inventory of products, parts and supplies held for customer support and service ("Class II Inventory"), which inventory is identified on Schedule 2.4(c)(ii) attached hereto. Each item of Class I Inventory is in good and marketable condition and fit for the purpose for which it was produced or manufactured, and each item of Class II inventory is fairly and reasonably valued on the balance sheet of the most recent Financial Statements and is not obsolete, damaged or defective (except for obsolescence, damages or defects which in the aggregate are not likely to have a Materially Adverse Effect on Company).

            (d) The accounts receivable of Company reflected on the balance sheet of the most recent Financial Statements have arisen from the rendering of services in the Ordinary

Course of Business and are not in dispute or subject to any setoffs, discounts, credits, reductions or counterclaims whatsoever and, with usual and ordinary collection efforts, will be paid in full, net of reserves reflected on such balance sheet, within ninety (90) days after the Closing Date, without resort to legal action.

            (e) Company owns, licenses or otherwise has the full right to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how and processes and confidential information used in the conduct of its business. Schedule 2.4(e)(1) attached hereto contains a list of all registered and unregistered patents, trademarks, trade names, service marks and copyrights used by Company, all applications therefor and all licenses and other agreements relating thereto, which are owned by Company or used in the business of Company. Except as set forth in Schedule 2.4(e)(2), no consent of any third party will be required for the use thereof upon completion of the transactions contemplated by this Agreement. No claims are currently being asserted by any person or entity with respect to the use of any such patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes or Confidential Information or challenging or questioning the validity or effectiveness of any such license or agreement, nor, to the Knowledge of Company, is there any basis for any such claims. The perpetual use of such patents, trademarks, trade names, service marks, copyrights, technology, know-how or processes or Confidential Information by Company and, to the Knowledge of Company, does not infringe on the rights of any person or entity, and, to the Knowledge of Company, there is no infringing use of Company's patents, trademarks, trade names, service marks or copyrights by others.

            (f) Schedule 2.4(f) attached hereto contains a list of all written and oral agreements (other than the Leases) that either are not terminable at will or may involve more than Thirty Thousand Dollars ($30,000) during the term thereof and to which Company is a party or by which Company or any of Company's assets or properties are bound. Each such agreement is legally binding and in full force and effect, and there is no existing or alleged default or event of default under any such agreement, nor does there exist any event or condition which, with notice or lapse of time or both, would constitute such a default or event of default by Company. Copies of all documents listed in Schedule 2.4(f) have been delivered to Purchaser and Bristol, and are true and complete in all respects and include all amendments and supplements thereto and modifications thereof.

            (g) Schedule 2.4(g) attached hereto contains a list of (i) every bank, savings and loan or other financial institution in which Company has any accounts or lock boxes and the corresponding account identification number, if any; (ii) the names of the persons authorized to make withdrawals therefrom or have access thereto; and (iii) each person who holds a power of attorney for Company.

            (h) Schedule 2.4(h) attached hereto contains a list of the ten (10) largest customers of Company measured by the revenues from such customers during the current fiscal year of Company, showing the approximate total billings by Company to each such customer during such period. There has not been any materially adverse change in the business relationship of Company with any customer named in Schedule 2.4(h). Except for the customers named in Schedule 2.4(h), Company did not have any customer who accounted for more than two percent (2%) of the aggregate sales or services of Company during the most recently ended fiscal year of Company. No person or entity that was a customer of Company at any time during the past twelve (12) months was at such time controlled by, in control of or under common control with Company or any of the Shareholders.

            (i) Schedule 2.4(i) attached hereto contains a list of the ten (10) largest suppliers of the Company measured by payments to such suppliers during the current fiscal year of Company. There has not been any materially adverse change in the business relationship of Company with any supplier named in
Schedule 2.4(i). Except as set forth on Schedule 2.4(i)(2), no person or entity that was a supplier of Company at any time during the past twelve (12) months was at such time controlled by, in control of or under common control with Company or any of the Shareholders.

            (j) Schedule 2.4(j) attached hereto contains a list of insurance policies in force currently or at any time during the past two (2) years and relating to Company or its assets or properties, including in each instance the name of the carrier, the term of the policy, the periods for which it has been continuously in effect, the annual premium and the general scope of coverage. Such insurance is and was sufficient in type to protect Company as it currently conducts its business and as it has conducted its business during the past two
(2) years and the premiums for such insurance policies are fully paid. None of the policies provides for the assessment of additional or retroactive premiums, and there are no loans outstanding against any of such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any insurance policy listed or required to be listed on Schedule 2.4(j) or binder listed or required to be listed in Schedule 2.4(j) has been received by Company. No claim or event which forms the basis of a claim has occurred which could cause Company's insurers to substantially increase the cost of insurance for Company.

            (k) Except as set forth on Schedule 2.4(k) attached hereto, all assets and properties purported to be owned by Company are owned free and clear of all Encumbrances. Company rightfully possesses or has the right to use all assets and properties necessary to conduct its business.

      2.5   Legal Matters.

            (a) Except as set forth on Schedule 2.5(a) attached hereto, there is no action, suit, proceeding or investigation pending, or, to the Knowledge of Company or the Shareholders, threatened, at law or in equity, before any arbitrator or court or other governmental authority, nor any outstanding judgment, decree, injunction, charge, award or order, against or in any manner involving Company or any of Company's assets or properties, or the Company Shares.

            (b) Company has complied with all judgments, orders, rulings, statutes, laws, permits, licenses, franchises, ordinances and other governmental authorizations, approvals and regulations applicable to it or any of its operations, properties or assets. Company has all licenses and permits and other governmental authorizations and approvals required for the operation of its business and the use of its assets and properties.

            (c) Company has filed or caused to be filed all federal, state, local and foreign income and other Tax Returns required under applicable law to be filed on or before the Closing Date, Company has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, all such Tax Returns are true, correct and complete in all respects. None of the Tax Returns of Company is currently under investigation or audit, nor to the Knowledge of Company of the Shareholders is an investigation or audit pending, and, except as set forth on Schedule 2.5(c)(1) attached hereto, there has not been an investigation or audit of the Tax Returns of Company during the past seven (7) years. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Company are true and complete, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of the most recent Financial Statements through the date thereof. Company has never been, nor is Company currently, a party to any agreement relating to the sharing of any liability for, or payment of, Taxes with any third party. Schedule 2.5(c)(2) attached hereto (i) lists all federal, state, local and foreign income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 1990; (ii) indicates those Tax Returns that have been audited, if any; (iii) and indicates those copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company since December 31, 1990. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax. All Taxes owed by Company or which Company is obligated to withhold from amounts owing to any employee, independent contractor, stockholder or creditor or third party have been paid. There are no unresolved claims concerning Company's Tax Liability, and no basis for any such claim exists.

            (d) No solid, hazardous or toxic wastes, substances or materials, as those terms are used in the Clean Air Act, Resource Conservation and Recovery Act of 1976, as amended, the Hazardous Materials Transportation Act or the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986
(SARA), or in any other federal, state or local law or ordinance governing hazardous, toxic or solid wastes, materials or substances, and no asbestos, polychlorinated biphenyls, urea formaldehyde foam, explosives, infectious or biological wastes or radioactive materials (all of the above being collectively referred to herein as "Hazardous Substances") have been or are unlawfully stored, treated, disposed of, managed, generated, manufactured, produced, released, emitted or discharged, in or under the Leased Premises by Company so as to (i) require, under any applicable law or treaty, a governmental approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license (an "Approval"), unless such Approval has been obtained and remains in full force and effect; or (ii) render the Leased Premises in noncompliance with or in violation of any applicable law, regulation, or permit or subject to any obligation, Liability, order or requirements for remediation. No governmental or private action, suit or proceeding concerning or arising out of the use, storage, treatment, discharge, disposal, handling, manufacturing, processing, treatment, transportation, release or threat of release of any Hazardous Substance at, under or in connection with Company's business or the Leased Premises, or to enforce or impose liability under environmental pollution laws, common law or laws relating to the protection of worker and work place health and safety has been instituted, initiated or, to the Knowledge of Company, threatened against or with respect to Company or the Shareholders or the Leased Premises as a result of the Company's or the Shareholders' acts or omissions.

            (e) Product Warranty.Product Warranty. Each product manufactured, sold, or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet of the most recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company. No product manufactured, sold, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 2.5(e) includes copies of the standard terms and conditions of sale for Company (containing applicable guaranty, warranty, and indemnity provisions).

            (f) Product Liability. Product Liability. Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Company.

            (g) Health and Safety. Except as set forth in Schedule 2.5(g), Company has received no notice of any violation, nor, to the Knowledge of Company and the Shareholders, is there any basis for any assertion of a violation by Company, of the Occupational Safety and Health Act of 1970, as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and changes thereunder) of federal, state and local governments (and all agencies thereof) concerning public health and safety or employee health and safety laws.

      2.6   Employment Matters

            (a) None of Company's employees belongs to a labor union in connection with his or her employment by Company nor has there been any request by any employee to be represented by a union in such connection.

            (b) Except as identified on Schedule 2.6(b) attached hereto, no officer, manager or key employee of Company has indicated within the past twelve
(12) months that he or she may terminate his or her employment with Company (regardless of whether such indication was formal or informal).

            (c) Schedule 2.6(c) attached hereto sets forth the names of all Company's directors and officers, and the names of all persons whose compensation from Company during the current year will exceed Thirty Thousand Dollars ($30,000).

            (d) Schedule 2.6(d) attached hereto contains a list of each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, employee program, arrangement, agreement or understanding, medical, vision, dental or other health plan, life insurance plan, severance plan or any other employee benefit plan to which Company or any entity under common control with the Company contributes or is a party or is bound and under which current or former employees of Company are eligible to participate or derive a benefit.

            (e) Schedule 2.6(e) lists each Employee Benefit Plan that Company maintains or to which Company contributes. With respect to any such Employee Benefit Plan:

                  (1) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (2) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due and have been paid to each such Employee Benefit Plan which is an Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.


                  (4) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                  (5) The market value of assets under each such Employee Pension Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  (6) Company has delivered to Purchaser and Bristol correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (f) With respect to each Employee Benefit Plan that Company maintains or ever had maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                  (1) No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the

Knowledge of the Shareholders and the directors and the officers (and employees with responsibility for employee benefit matters) of Company threatened.

                  (2) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders and the directors and officers (and employee with responsibility for employee benefits matters) of Company, threatened. The Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of Company have no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                  (3) Company has not incurred, and the Shareholders and the directors and officers (and employees with responsibility for employee benefit matters) of Company have no reason to expect that Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (g) Company does not contribute to, never has contributed to, and has never been required to contribute to any multiemployer plan or has any Liability (including withdrawal liability) under any multiemployer plan.

            (h) Company does not maintain, nor ever has maintained or contributed to and has never been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

      2.7 Continuity of Interest. The Shareholders have no present plan, intention or arrangement to dispose of any of the Restricted Shares in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1.

      2.8 Tax Free Reorganization. This Agreement and the transactions contemplated herein qualify, in all respects, as a tax free reorganization pursuant to Code Section 368(a)(2)(D); provided, however, that Purchaser's and Bristol's only remedies for a breach of this Section 2.8 shall be as set forth in Section 4.6, below.

      2.9 Pacific Retail Liabilities. Neither Company, Surviving Corporation or Bristol is or will be liable or otherwise responsible for any Liabilities arising from or in any way related to Pacific Retail, a Washington corporation ("Pacific Retail") or the acquisition by Company of Pacific Retail's assets.

      2.10 Brokers. No broker, finder or investment banker has acted directly or indirectly for Company, any of its officers or directors, or the Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Company or the Shareholders.

      2.11 Disclosure. No representation or warranty by Company or any of the Shareholders in this Agreement or in any other certificate or document delivered to Purchaser and Bristol and their representatives contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact which has not been disclosed to Purchaser and Bristol which has had or is likely to have a Materially Adverse Effect on Company.



                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF PURCHASER AND BRISTOL

      Purchaser and Bristol hereby represent and warrant to, and agrees with, Company and the Shareholders that (except for changes contemplated by this Agreement), each of the following statements is true, correct and complete as of the date of this Agreement and will be true correct and complete as of the Closing Date (each such statement to be made again by Purchaser and Bristol on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 3):

      3.1   Organization and Authority.

            (a) Purchaser and Bristol are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, have all requisite corporate power and authority to carry on their respective businesses as currently conducted and to own or lease and operate their respective properties, and are duly qualified to do business as a foreign corporations in each jurisdiction where their respective businesses makes such qualification necessary. Purchaser and Bristol have the requisite power to enter into this Agreement and to carry out their respective obligations hereunder.

            (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's and Bristol's Board of Directors, and no other proceedings on the part of Purchaser or Bristol are necessary to authorize this Agreement and the transactions contemplated hereby, and this Agreement is a valid and binding obligation of Purchaser and Bristol enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            (c) Except as set forth on Schedule 3.1(c)(1) attached hereto, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery by Purchaser and Bristol of this Agreement and the consummation by Purchaser and Bristol of the transactions contemplated hereby. Except as set forth on Schedule 3.1(c)(2) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser or Bristol; (ii) violate any law, order, judgment or decree to which any of Purchaser's or Bristol's properties or assets are bound; (iii) violate or constitute a default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of Purchaser or Bristol under, any agreement or instrument to which Purchaser or Bristol is a party or by which any part of Purchaser's or Bristol's properties or assets are bound; or (iv) result in the acceleration of the maturity of any debt or obligation of Purchaser or Bristol, or in the creation or imposition of any Encumbrance upon any of the properties or assets of Purchaser or Bristol.

      3.2 Brokers. No broker, finder or investment banker has acted directly or indirectly for Purchaser or Bristol, or any of their officers or directors in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or Bristol.



      3.3 Disclosure. No representation or warranty by Purchaser or Bristol in this Agreement or in any other certificate or document delivered to the Shareholders and their representatives contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.



                                    ARTICLE 4

                                    COVENANTS

      4.1 General. Each of the parties hereto shall use its best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to close set forth in Article 5, below).

      4.2 Notices and Consents. Company shall give all notices to third parties and will use its best efforts to obtain any third party consents that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

      4.3 Regulatory Matters and Approvals. Each of the parties shall give all notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.1(e) and 3.1(c), above, or elsewhere in this Agreement.

      4.4 Continuity of Interest. The Shareholders shall not dispose of any of the Restricted Shares in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation
Section 1.368-1. Any Company Shareholder desiring to dispose of any the Restricted Shares shall provide written notice to Bristol, not less than 60 days prior to the intended date of disposition, specifying the number of Restricted Shares the Company Shareholder proposes to dispose.

      4.5 Continuity of Business. Purchaser shall continue at least one significant historical business line of Company, or use at least a significant portion of Company's historical business assets in a business, in each case in accordance with Treasury Regulation Section 1.368-1(d).

      4.6 Tax Free Reorganization. The Shareholders shall assume any and all Liability, including any and all Tax Liability, caused by, arising from, or related to the failure of this Agreement and the transactions contemplated herein to qualify, in all respects, as a tax-free reorganization pursuant to Code Section 368(a)(2)(D), including any and all Liability incurred by Purchaser, Surviving Corporation and/or Bristol as a result of such failure (reduced by the net present value of any tax benefits which may accrue to Purchaser, Surviving Corporation or Bristol, as the case may
be). In addition to all other remedies provided to Purchaser, Surviving Corporation, and Bristol, whether in this Agreement, at law, in equity or otherwise, such parties shall also have the right to offset any such Liability from and against the salaries and/or bonus provisions set forth in the Shareholders' Employment Agreements described in Section 6.2, below; and (ii) the rental payments set forth in the Lease Agreement described in Section 6.2, below.


      4.7 Registration and Listing of Restricted Shares. After the second anniversary of the Post-Closing Date, Bristol shall forthwith use its best efforts to cause the Restricted Shares to be (i) registered with the Securities and Exchange Commission; and (ii) approved for listing and transfer on NASDAQ stock exchange.

      4.8 Operation of Business. From the date of this Agreement, Company shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

            (a) Company shall not authorize or effect any change in its Certificate of Incorporation or By-laws;

            (b) Company shall not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

            (c) Except as set forth on Schedule 4.8(c), Company shall not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, purchase, or otherwise acquire any of its capital stock;

            (d) Company shall not issue any note, bond or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

            (e) Company shall not impose, or allow to be imposed, any Encumbrance upon any of its assets;

            (f) Company shall not make any capital investment in, make any loan to, or acquire the securities or assets of any person, except as provided in
Section 4.8, below;

            (g) Company shall not make any change in the terms and conditions of employment for any of its directors, officers, and employees; and

            (h)   Company shall not commit to do any of the foregoing.

      4.9 Acquisition of Pacific Retail Assets. Prior to the Closing, Company shall acquire all of the assets and effect the assignment and/or other transfer of all product manufacturing agreements of Pacific Retail in a manner and pursuant to agreements reasonably acceptable to Purchaser and Bristol.

      4.10 Release of Company from Loan Obligations. The Shareholders shall use their best efforts to have Company released from any guarantee and/or security obligations incurred in connection with the loans incurred by Pollastro Properties in connection with its purchase of the building which serves as Company's principal office. Bristol and/or Surviving Corporation shall have the right to cure any default under such loans and offset such payments against the rent obligations set forth in the Lease Agreement described in Section 6.2, above.

      4.11 Full Access. Company shall permit representatives of Bristol and Purchaser to have full access to all personnel, premises, properties, books, records (including tax records), accounts, contracts, and documents of or pertaining to Company. Purchaser and Bristol shall treat and hold as such any Confidential Information they receive from Company in the course of the due diligence investigation contemplated by this section 4.10, shall not use any of the Confidential Information except in connection with the transactions contemplated by this Agreement, and, if this Agreement is terminated for any reason whatsoever, shall return to Company all tangible embodiments (and all copies) thereof which are in their possession.

      4.11 Notice of Developments. Each party hereto shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Articles 2 and 3, above, or the breach of any of its own covenants in this Article 4. No disclosure by any party pursuant to this Section 4.11, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      4.12 Exclusivity. Company shall not solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of all or substantially all of the capital stock or assets of Company.


                                    ARTICLE 5
                               CONDITIONS TO CLOSE

      5.1 Conditions to Obligations of Bristol and Purchaser to Close. The obligations of Bristol and Purchaser to consummate the transactions to be performed by them on or prior to the Closing Date are subject to the satisfaction of the following conditions:

            (a) This Agreement and the Merger shall have been approved by the Board of Directors and the Shareholders of Company;

            (b) The representations and warranties set forth in Article 2, above, shall be true and correct in all material respects on and as of the Closing Date;

            (c) Company and the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

            (d) Company shall have obtained all third party consents that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement;

            (e) Company and the Shareholders shall have made their respective delivery obligations set forth in Article 6, below;

            (f) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement;
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Surviving Corporation to own the former assets and to operate the former businesses of Company, and no such injunction, judgment, order, decree ruling or charge shall be in effect;

            (g) Company shall have completed and delivered the Schedules to this Agreement and the information contained in such Schedules shall be satisfactory to Purchaser and Bristol in their absolute and sole discretion;

            (h) Bristol and Purchaser shall have completed their due diligence investigation of Company and shall be satisfied with the results of such investigation in their absolute and sole discretion; and

            (i) All actions to be taken by Company in connection with the consummation of the transactions contemplated herein and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated herein shall be satisfactory in form and substance to Bristol and Purchaser in their absolute and sole discretion.

Bristol and Purchaser may waive any condition specified in this Section 5.1 if they execute a writing so stating on or prior to the Closing Date.

      5.2 Conditions to Obligations of Company and the Shareholders to Close. The obligations of Company and the Shareholders to consummate the transactions to be performed by them on or prior to the Closing Date are subject to satisfaction of the following conditions:

            (a) The representations and warranties set forth in Article 3, above, shall be true and correct in all material respects on and as of the Closing Date;

            (b) Bristol and Purchaser shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

            (c) Bristol and Purchaser shall have made their respective delivery obligations set forth in Article 6, below;

            (d) There shall not be any injunction, judgment, order, decree, ruling or charge in effect against Bristol or Purchaser preventing the consummation of any of the transactions contemplated by this Agreement; and

            (e) All actions to be taken by Bristol and Purchaser in connection with the consummation of the transactions contemplated by this Agreement and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Company and the Shareholders.

Company and the Shareholders may waive any condition in this Section 5.2 if they execute a writing so stating on or prior to the Closing Date.




                                    ARTICLE 6
                  DELIVERIES ON OR PRIOR TO THE CLOSING DATE

      6.1 Deliveries Subject to Filing of Certificates. All deliveries to be made pursuant to this Article 6 shall, to the extent appropriate, be prepared in such a manner so as to become effective only upon the filing of the Certificates in accordance with
Section 1.1, above.

      6.2 Mutual Deliveries. On or prior to the Closing Date, (i) Purchaser and the Shareholders shall deliver to each other the Shareholders' respective employment agreements in substantially the forms set forth as Exhibits "D-1", "D-2", and "D-3," attached hereto; (ii) Purchaser and the Shareholders shall deliver to each other the Escrow Agreement; (iii) Purchaser and Company shall deliver to each other the Certificates; (iv) Purchaser and Pollastro Properties shall deliver to each other that certain Lease Agreement set forth as Exhibit "E" hereto; and (v) Purchaser and Pacific Retail shall deliver to each other that certain Software License and Development Agreement set forth as Exhibit "F"" hereto.

      6.3 Deliveries by Company. On or prior to the Closing Date, the Shareholders shall have caused Company to deliver to Purchaser and Bristol (i) a certificate stating that the representations and warranties of Company contained in this Agreement are true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (ii) a copy of the incorporation and By-laws of Company as then in effect, an incumbency certificate, and resolutions of the Board of Directors and shareholders of Company approving the Agreement and authorizing the performance of the transactions contemplated hereby, all as certified by the Secretary of Company;
(iii) a long-form good standing certificate dated as of or within fifteen (15) business days of the Closing ate from the Secretary of State of the State of Washington; (iv) the legal opinion of Company's counsel in the form attached hereto as Exhibit "G;" (v) the resignations, effective as of the Closing Date, of each director and officer of Company; and (vi) such other documents as Purchaser may reasonably request for the purposes of consummating the transactions contemplated hereby.

      6.4 Deliveries by the Shareholders. On or prior to the Closing Date, each Company Shareholder shall deliver to the Escrow Agent the certificate representing all of the Company Shares, duly endorsed for surrender and cancellation, and shall deliver to Purchaser (i) a certificate stating that the representations and warranties of such person contained in this Agreement are true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (ii) his resignation as a director and officer of Company; and (iv) such other documents as Purchaser may reasonably request for the purposes of consummating the transactions contemplated hereby.

      6.5 Deliveries by Purchaser. On or prior to the Closing Date, Purchaser shall deliver to the Shareholders (i) a certificate stating that the representations and warranties of Purchaser contained in this Agreement are true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (ii) a copy of the Certificate of Incorporation and By-laws of Purchaser as then in effect, an incumbency certificate, and resolutions of the Board of Directors of Purchaser approving the Agreement and authorizing the performance of the transactions contemplated hereby, all as certified by the Secretary of Purchaser; (iii) a long-form good standing certificate dated as of or within fifteen (15) business days of the Effective Date from the Secretary of State of the State of Delaware; and (v) such other documents as the Shareholders may reasonably request for the purposes of consummating the transactions contemplated hereby. Immediately after the Effective Time and on the Closing Date, Purchaser shall deliver to the Escrow Agent One Million Twenty-Five Thousand Twenty-Three Dollars ($1,025,023) in immediately available funds.

      6.6 Deliveries by Bristol. On or prior to the Closing, Bristol shall deliver to the Shareholders (i) a certificate stating that the representations and warranties of Bristol contained in this Agreement are true and correct on as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (ii) a copy of the Certificate of Incorporation and Bylaws of Bristol as then in effect, an incumbency certificate, and resolutions of the Board of Directors of Bristol approving the Agreement and authorizing the performance of the transactions contemplated hereby, all as certified by the Secretary of Bristol; (iii) a long-form good standing certificate dated as of or within fifteen (15) business days of the Closing Date from the Secretary of State of the State of Delaware; and (iv) such other documents as the Shareholders may reasonably request for the purposes of consummating the transactions contemplated hereby. Immediately after the Effective Time and on the Closing Date, Bristol shall deliver to the Escrow Agent the Restricted Shares.

      6.7 Waivers. A party may waive any conditions specified in this Article 4 if it executes a writing so stating on or before the Closing Date.


                                    ARTICLE 7
                                   INDEMNITIES

      7.1   Indemnity by Bristol and Purchaser.

            (a) Bristol and Purchaser hereby expressly and unequivocally agree to indemnify, defend and hold harmless the Shareholders, their respective officers, directors, employees, agents, stockholders, affiliates, attorneys, representatives and related entities (for purposes of this Section 7.1, the "Indemnified Parties") from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, guaranties, liabilities, actions, suits, damages and deficiencies, including without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit (all such claims, demands, losses, costs, expenses, etc. being referred to herein collectively as "Claims") which are asserted against any Indemnified Party or which any Indemnified Party incurs or suffers, whether as a result of third party claims or otherwise, and which arise out of, result from or relate to (i) any failure by Bristol and Purchaser to fully perform in a timely manner any agreement, covenant or obligation of Bristol and Purchaser hereunder, or (ii) the existence or non-existence of any fact or circumstance which is different from or inconsistent with or a breach of any representation or warranty of Bristol and Purchaser made herein, or (iii) the acts, omissions, statements, misstatements or other business, properties and affairs of Bristol and Purchaser; provided, however, that any insurance proceeds payable to the Shareholders with respect to any indemnification claim hereunder shall reduce Purchaser's and Bristol's indemnification obligations, dollar for dollar.

            (b) The indemnities provided for herein shall not require payment as a condition precedent to recovery.

      7.2   Indemnity by the Shareholders.

            (a) The Shareholders hereby expressly and unequivocally agree to indemnify, defend and hold harmless Bristol, Purchaser and Surviving Corporation, and Bristol's, Purchaser's and Surviving Corporation's officers, directors, employees, agents, affiliates, attorneys, representatives and related entities (for purposes of this Section 7.2, the "Indemnified Parties") from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages and deficiencies, including without limitation, interest and penalties, reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit (all such claims, demands, losses, costs, expenses, etc. being referred to herein collectively as "Claims") which are asserted against any Indemnified Party or which any Indemnified Party incurs or suffers, whether as a result of third party claims or otherwise, and which arise out of, result from or relate to (i) any failure by Company and/or the Shareholders to fully perform in a timely manner any agreement, covenant or obligation of Company and the Shareholders hereunder;
(ii) the existence or non-existence of any act or circumstance which is different from or inconsistent with or a breach of any representation or warranty of Company and the Shareholders made herein; or (iii) the acts, omissions, statements, misstatements or other business, properties and affairs of Company and the Shareholders; and (4) the acts, omissions, statements, misstatements, or other business properties and affairs, including all Liabilities of, Pacific Retail; provided, however, that any insurance proceeds payable to Bristol or Surviving Corporation with respect to any indemnification claim hereunder shall reduce the Shareholders' indemnification obligations, dollar for dollar.

            (b) The indemnities provided for herein shall not require payment as a condition precedent to recovery.

      7.3 Defense of Claims. If any party receives notice of the commencement of any action or of the existence of any Claim or a written assertion of any facts by a third party with respect to any matter that would give rise to a Claim hereunder or otherwise suffers a loss for which it is entitled to be indemnified pursuant to Section 7.1 or Section 7.2 of this Agreement, then that party (the "Indemnified Party") shall give the third party (the "Indemnifying Party") reasonable notice thereof and shall permit the other party to have reasonable access to relevant information in its possession or control regarding such Claim. The Indemnifying Party shall have the right to take all reasonable action, at its own expense, as it deems desirable in order to minimize or eliminate such Claim. In the event of a Claim requesting solely monetary damages, the Indemnifying Party shall have the right, at its own expense, to appoint counsel to handle the defense of such matter and the exclusive right to prosecute, defend, compromise, settle or pay such Claim provided that the Indemnifying Party acknowledges in writing its obligations and Liability for such Claim as between the parties hereto or procures from the person making the Claim a full and complete release of the Indemnified Parties which is satisfactory in form and substance to counsel for the Indemnified Parties. If the foregoing acknowledgments or releases are not furnished to the Indemnified Parties, then they may appoint associate counsel to participate in the defense of such matter at the expense of the Indemnifying Parties. If the person asserting the Claim requests relief other than or in addition to monetary damages, then the Indemnifying Party may not settle any aspects of such Claim requesting relief other than monetary damages without the Indemnified Parties' prior written consent, which consent shall be subject only to their obligation to act in good faith.

      7.4 Parties to Litigation.

            (a) Company and the Shareholders agree not to assert any Claim of the type described in Section 7.1, above, other than for indemnity or contribution, against the individual officers and directors of the Surviving Corporation, Bristol or Purchaser, or any of them, unless (i) such a Claim is based upon good faith allegations of intentional misconduct of such officers and directors, or any of them, for any actions taken or omissions made at any time by such officers and directors in their respective capacities, or (ii) it is determined that the such officers and directors, or any of them, are indispensable parties to any lawsuit in which such Claims asserted, or (iii) a court determines on its own motion that such officers and directors, or any of them, are necessary parties to any lawsuit in which such Claim is asserted; provided, however, that with respect to a claim of the type described in clause
(i) of this subparagraph (a), Company and the Shareholders must plead with specificity the alleged intentional misconduct of such officers and directors, or any of them.

            (b) Bristol, Purchaser and Surviving Corporation agree not to assert any Claim of the type described in Section 7.2, above, other than for indemnity or contribution, against the individual officers and directors of Company and the Shareholders, or any of them, unless (i) such a Claim is based upon good faith allegations of intentional misconduct of such officers and directors, or any of them, or (ii) it is determined that such officers and directors, or any of them, are indispensable parties to any lawsuit in which such Claim is asserted, or (iii) a court determines on its own motion that such officers and directors, or any of them, are necessary parties to any lawsuit in which such Claim is asserted; provided, however, that with respect to a Claim of the type described in clause (i) of this subparagraph (b), Bristol and Purchaser must plead with specificity the alleged intentional misconduct of such officers and directors, or any of them.

            (c) In the event that Company and the Shareholders or Bristol, Purchaser and Surviving Corporation shall establish in a court of competent jurisdiction that the other party hereto shall have intentionally and in bad faith violated the provisions of this Section 7.4, then Company and the Shareholders or Bristol, Purchaser and Surviving Corporation, as the case may be, shall be entitled to recover from the other reasonable costs and exposes, including attorneys' fees, incurred by it (i) in defending the action in which such claim was asserted and (ii) in establishing such violation.

      7.5 Remedies Not Exclusive. The remedies provided in this Article 7 shall be in addition to, and not in lieu of, any other remedies which a party may have at law, in equity or otherwise.





                                    ARTICLE 8
                                   TERMINATION

      8.1 Termination of Agreement. This Agreement and the transactions contemplated herein may be terminated as follows:

            (a) By the mutual written consent of the parties hereto at any time prior to the Effective Time;

            (b) By Bristol and/or Purchaser by giving oral or written notice to Company and the Shareholders at any time prior to the Effective Time (i) in the event Company or any Company Shareholder has breached any representation, warranty, or covenant contained in this Agreement; or (ii) in the event of the failure of a condition to close set forth in Section 5.1, above; and

            (c) By Company and/or the Shareholders by giving oral or written notice to Bristol and Purchaser at any time prior to the Effective Time (i) in the event Bristol and/or Purchaser has breached any material representation, warranty, covenant contained in this Agreement in any material respect; or (ii) in the event of the failure of a condition set forth in Section 5.2, above.

      8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, above, then all rights and obligations of the parties hereto shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach);

provided, however, that the confidentially provisions contained in Section 4.9, above, shall survive any such termination.




                                    ARTICLE 9
                               GENERAL PROVISIONS

      9.1 Publicity. After the Effective Time and except as may otherwise be required by law, Bristol and the Shareholder shall jointly determine the timing and content of any proposed press release or public announcement and all announcements to Company's customers, suppliers, licensers, licensees or employees relating to the transactions contemplated by this Agreement and no such press release or announcement shall be made without the prior written consent of the other party.

      9.2 Complete Agreement; Modifications. This Agreement and any documents referred to herein or executed in connection herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

      9.3 Additional Documents. Each party hereto agrees to execute, acknowledge and deliver any and all further documents, instruments, certificates, agreements and other writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

      9.4 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telecopy, federal express or comparable overnight service or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party. Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. The initial address of the parties shall be as follows:

IF TO BRISTOL:                            WITH A COPY TO:

Bristol Technology Systems, Inc.          Gregory S. Lane, Esq.
18201 Von Karman, Suite 305               Smith, Silbar, Duffy,
Irvine, CA  92715                         Parker & Woffinden, LLP
Attn: Mr. Richard Walker                  19100 Von Karman
President                                 Suite 400
                                          Irvine, CA  92715
Tel: (714) 475-0800                       Tel: (714) 263-8066
Fax: (714) 475-0808                       Fax: (714) 263-8073

IF TO PURCHASER:                          WITH A COPY TO:

[Same as to Bristol]                      Gregory S. Lane, Esq.
                                          [Same as above]


IF TO THE SHAREHOLDERS:                   WITH A COPY TO:

C/O Michael Pollastro                     George Cowan, Esq.
1437 South Jackson                        Vandeberg Johnson &
Seattle, Washington                       Gandara
                                          One Union Square
Tel:  (206) 325-8922                      Suite 2424
Fax: (206) 325-9127                       600 University Street
                                          Seattle, WA  98101-1192

                                          Tel: (206) 464-0404
                                          Fax: (206) 464-0848

      9.5 Parties. Except as expressly indicated herein to the contrary, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary. None of the parties may assign any of his or its rights under this Agreement without the prior written consent of the others, which consent shall not be unreasonably withheld. Except to the extent provided herein to the contrary, this Agreement and the respective rights, obligations and remedies hereunder shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

      9.6 Governing Law; Jurisdiction. This Agreement, the respective rights, obligations and remedies of the parties hereunder, the interpretation hereof and all disputes, controversies and Liabilities arising out of or related to this Agreement or the relationship between the parties created hereby shall be governed by and construed in accordance with the internal laws of the State of California, without reference to its principles of conflict of laws. The parties hereby agree that any action, suit, arbitration or other proceeding arising out of or related to this Agreement, any agreement, instrument or document to be delivered by any party on or prior to the Closing Date or the relationship between the parties created hereby or thereby shall be conducted only in Orange County, California. Each party hereby irrevocably consents and submits to the personal jurisdiction of and venue in the United States District Court for the Central District of California in any legal action, equitable suit or other proceeding arising out of or related to this Agreement, any agreement, instrument or document to be delivered by any party on or prior to the Closing Date or the relationship between the parties created hereby or thereby.

      9.7 Attorneys' Fees. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court costs incurred by reason of or in connection with such litigation or arbitration.

      9.8 Post-Judgment Attorneys' Fees. The prevailing party in any legal action or other proceeding between the parties regarding this Agreement or subject to the matter hereof shall be entitled, in addition to and separately from the amounts recoverable under Section 9.7, to the payment by the losing party of the prevailing party's reasonable attorneys' fees, court costs, and litigation expenses incurred in connection with (i) any appellate review of the judgment rendered in such action or of any other ruling in such action; and (ii) any proceeding to enforce, collect or execute upon a judgment in such action. It is the intent of the parties that the provisions of this Section 9.8 be distinct and severable from the other rights of the parties under this Agreement, shall survive the entry of judgment in any action and shall not be merged into such judgment.

      9.9 Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned, transferred or delegated by operation of law or otherwise, without the prior written consent of the other parties hereto. Subject to the above, this Agreement shall inure to the benefit of the parties' respective successors and assigns.

      9.10 Survival of Warranties. Each representation and warranty contained herein shall survive the Closing Date for a period of forty-two (42) months following the Closing Date; provided, however, that the representations and warranties of each Shareholder shall expire on the earlier of (i) one and one-half (1 1/2) years following the termination of such Shareholder's Employment Agreement; or (ii) forty-two (42) months following the Closing Date. The right to indemnification pursuant to this Agreement shall survive any investigation made by the parties of their representatives, lenders or investors or the receipt of any opinion or certificate.

      9.11 Joint and Several Liability. Notwithstanding any provision of this Agreement to the contrary, other than a termination of an individual Shareholder's representations and warranties pursuant to Section 9.10, above, the Liability of the Shareholders for the representations and warranties made by, and the covenants and indemnification obligations imposed upon Company and the Shareholders or any of them under this Agreement shall be joint and several. The Liability of Company shall terminate at the Effective Time.

      9.12 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

      9.13 Expenses. Each party shall pay all of the costs and expenses incurred by such party in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants.

      9.14 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

      9.15 Rules of Construction. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or interpret the scope of this Agreement or of any particular Article or Section . Throughout this Agreement, as the context may require, the singular tense and number includes the plural, and the plural tense and number includes the singular. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, or covenant contained herein shall have independent significance.

      9.16 Severability. If any provision, clause or application of this Agreement is determined by a court of competent jurisdiction arbitrator to be invalid or unenforceable for any reason whatsoever, (i) this Agreement shall remain binding and in full force and effect to the maximum extent permitted under applicable law, except for such invalidated or unenforceable provision, clause or application; (ii) the parties shall negotiate in good faith to provide adjustments to ameliorate any injustice or frustration of purpose resulting therefrom in a manner consistent with the original intent of the parties; and
(iii) in the event that the parties are unable to agree upon such adjustments, then the invalid or unenforceable provision, clause or application shall be modified and reformed by such court or arbitrator so that it is valid and enforceable in a manner that comes the closest to expressing the original intention of the parties with respect thereto, and each party hereto agrees to be bound by any such modification and reformation with the same force and effect as if such modification and reformation were contained in this his Agreement in the first instance.

      9.17 Funds. Any requirement in this Agreement to pay immediately available funds may be satisfied by delivery of a certified or cashier's check in the applicable amount or by wiring to an account designated by the recipient the applicable amount.

      9.18 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

      9.19 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.


    "BRISTOL"                            "COMPANY"

BRISTOL TECHNOLOGY SYSTEMS,         AUTOMATED REGISTER
INC., a Delaware corporation        SYSTEMS, INC., a
                                    Washington corporation

By:________________________         By:______________________
   Richard H. Walker,               Name:
   President                              Title:



      "PURCHASER"                      "SHAREHOLDERS"

BRISTOL MERGER CORPORATION,
a Delaware Corporation              _________________________
                                          MICHAEL POLLASTRO

By:____________________________
   Richard H. Walker, President
                                          _________________________
                                          JONATHAN POLLASTRO


                                          _________________________
                                          GARY POLLASTRO